Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 17, 2021, with respect to the consolidated financial statements of Petróleos Mexicanos, Productive State-Owned Subsidiaries and Subsidiary Companies (PEMEX) incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG CARDENAS DOSAL, S.C.
Mexico City, Mexico
February 15, 2022